SIGNET REPORTS RECORD FOURTH QUARTER AND FISCAL 2013 RESULTS QUARTERLY DILUTED EPS UP 18.4% TO $2.12 QUARTERLY DIVIDEND INCREASED BY 25%

HAMILTON, Bermuda, March 28, 2013 – Signet Jewelers Ltd (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its results for the 14 weeks (“fourth quarter Fiscal 2013”) and for the 53 weeks (“Fiscal 2013”) ended February 2, 2013.

Highlights:	Fourth Quarter Fiscal 2013	Fiscal 2013

· Same store sales 1	up 3.5%	up 3.3%
· Operating income	$267.7 million, up 9.8%	$560.5 million, up 10.5%
· Diluted earnings per share	$2.12, up 18.4%	$4.35, up 16.6%

· The Board declared an increased quarterly dividend of $0.15 per share, up 25%

Mike Barnes, Chief Executive Officer, commented: “Signet had an excellent Fiscal 2013 with a 3.3% increase in same store sales and a 16.6% increase in earnings per share. I would like to thank all members of the Signet team for their contribution to these results.

Our record performance continues to reflect the benefits of our competitive strengths and success of our growth initiatives. Creating an outstanding customer experience, delivering compelling merchandise, heightening awareness through our continued advertising investment in support of our store concepts and merchandise brands, and offering customer finance programs in the US all work together to effectively support our customers’ jewelry purchases and drive sales. The acquisition of Ultra, our share repurchase program and the increase in our quarterly dividend demonstrate our ability to capitalize on our excellent balance sheet to provide for our long-term growth and increase value for our shareholders.

We are pleased with our progress quarter-to-date and expect to achieve our goals for the first quarter. Our priorities remain focused on building outstanding relationships and loyalty, as we provide customers with outstanding service and differentiated and compelling assortments and brands. We will continue to advance our expansion goals as we integrate our recently acquired Ultra stores, execute on our multi-channel growth initiatives and expand our store base. We remain confident in achieving our Fiscal 2014 goals and making significant progress toward our long-term objectives.”

Fiscal 2014 Guidance:

·	Current expectations are for same store sales in the first quarter to be positive 5% to 7%. Diluted earnings per share in the first quarter are currently expected to range from $1.07 to $1.12.

·	Capital spending for Fiscal 2014 is anticipated to be $180 million to $195 million. The growth in capital spending supports new stores, remodels, the Ultra integration, and multi-channel and IT infrastructure investment. Signet anticipates opening 65 to 75 new US-based stores for the year.

1.	As the fourth quarter includes 14 weeks and Fiscal 2013 includes 53 weeks, sales in the last week of the quarter and fiscal year were not included.

Fourth Quarter Fiscal 2013 Sales Highlights:

In the fourth quarter Fiscal 2013, Signet’s total sales were $1,513.3 million up $159.5 million or 11.8% compared to $1,353.8 million in the 13 weeks ended January 28, 2012 (“fourth quarter Fiscal 2012”). Same store sales¹ increased 3.5% compared to an increase of 6.9% in the fourth quarter Fiscal 2012. eCommerce sales were $63.9 million compared to $43.5 million in the fourth quarter Fiscal 2012, up $20.4 million or 46.9%.

·	In the US division total sales were $1,244.9 million (fourth quarter Fiscal 2012: $1,090.1 million), up $154.8 million or 14.2%. Same store sales¹ increased 4.9% compared to an increase of 8.3% in the fourth quarter Fiscal 2012.

Sales increases were driven by broad based strength across most merchandise categories in both Kay and Jared, and the Ultra acquisition. The number of merchandise transactions increased in Kay and Jared. Average merchandise transaction values were up in Kay due to changes in sales mix and down in Jared due primarily to the loss of Rolex sales. Jared same store sales of 5.5% were adversely impacted by 2.7% due to the discontinuation of the Rolex watch line, partially offset by strong growth in other watch brands. eCommerce sales were $51.0 million compared to $32.6 million in the fourth quarter Fiscal 2012, up $18.4 million or 56.4%.

·	In the UK division total sales were up 1.8% to $268.4 million (fourth quarter Fiscal 2012: $263.7 million). Same store sales¹ decreased 1.9% compared to an increase of 1.7% in the fourth quarter Fiscal 2012. Sales performance was primarily attributed to lower store traffic and increased customer purchases of promotional merchandise, which impacted sales and gross margin. The UK division experienced sales growth primarily in branded fashion, bridal jewelry and fashion watches, as well as prestige watches, exclusive of Rolex, which is being offered in fewer stores in the UK. The reduction in the number of stores offering Rolex particularly impacted the average merchandise transaction value in Ernest Jones. Sales decreased in nonbranded jewelry and beads.

The continued store closing program and foreign currency fluctuations were also unfavorable to sales. eCommerce sales were $12.9 million compared to $10.9 million in the fourth quarter Fiscal 2012, up $2.0 million or 18.3%.

			Change from previous year

Fourth Quarter Fiscal 2013	Same	Non-	Impact	Total sales at	Exchange	Total	Total
	store	same	of	constant	translation sales as		sales
	sales 1	store	14 th	exchange	impact 3	reported	(in
		sales, net 1,2	week	rate 3			millions)

Kay	5.9%	1.7%	3.6%	11.2%	—	11.2%	$744.9
Jared	5.5%	2.1%	4.5%	12.1%	—	12.1%	$359.3
Regional brands	(4.5)%	(3.0)%	2.6%	(4.9)%	—	(4.9)%	$95.0

US division, excluding Ultra	4.9%	1.3%	3.8%	10.0%	—	10.0%	$1,199.2
Ultra 4	—	4.0%	0.2%	4.2%	—	4.2%	$45.7

US division, including Ultra	4.9%	5.3%	4.0%	14.2%	—	14.2%	$1,244.9

H.Samuel	(0.7)%	(3.2)%	4.4%	0.5%	2.4%	2.9%	$154.1
Ernest Jones 5	(3.4)%	(4.2)%	5.2%	(2.4)%	2.8%	0.4%	$114.3

UK division	(1.9)%	(3.6)%	4.8%	(0.7)%	2.5%	1.8%	$268.4

Signet	3.5%	3.6%	4.1%	11.2%	0.6%	11.8%	$1,513.3

1.	As the fourth quarter of Fiscal 2013 includes 14 weeks, sales in the last week of the quarter were not included.

2.	Includes all sales from stores not open or owned for 12 months.

3.	Non-GAAP measure.

4.	The change from previous year for Ultra is calculated as a percentage of total US sales.

5.	Includes stores selling under the Leslie Davis nameplate.

Fourth Quarter Fiscal 2013 Selected Financial Highlights:

In the fourth quarter Fiscal 2013, gross margin was $637.1 million (fourth quarter Fiscal 2012: $563.2 million), up $73.9 million or 13.1%. The gross margin rate increased by 50 basis points to 42.1% (fourth quarter Fiscal 2012: 41.6%).

·	Gross margin dollars in the US increased $79.0 million compared to the fourth quarter Fiscal 2012, reflecting increased sales and a gross margin rate increase of 120 basis points. This improvement was primarily a result of an increase in the gross merchandise margin rate of 140 basis points, principally due to favorable changes in the merchandise sales mix. The US net bad debt expense to US sales ratio was 3.3% compared to 3.0% in the fourth quarter Fiscal 2012, which includes a $2.0 million expense increase related to provisions for customers affected by Superstorm Sandy.

·	Gross margin dollars in the UK decreased $5.1 million compared to the fourth quarter Fiscal 2012, reflecting a gross margin rate decline of 260 basis points. The decrease in rate was primarily a result of a decline in the gross merchandise margin rate of 60 basis points, caused by customers’ preference for promotional merchandise in the key holiday gift giving period and 200 basis points due to unfavorable leverage on the cost structure due to the impact of the 14 th week and quarterly currency movement.

In the fourth quarter Fiscal 2013, selling, general and administrative expenses (“SGA”) were $410.9 million (fourth quarter Fiscal 2012: $348.8 million), up $62.1 million or 17.8%, and as a percentage of sales increased by 130 basis points to 27.1%. The increase was driven by the 14th week and the Ultra acquisition. Excluding the related sales and expenses of these factors, SGA as a percentage of sales was 26.2% compared to 25.8% in the fourth quarter Fiscal 2012.

In the fourth quarter Fiscal 2013, other operating income, net was $41.5 million (fourth quarter Fiscal 2012: $29.5 million), up $12.0 million or 40.7%. This increase was primarily due to the permanent adjustment in the credit cycle processing (addressed in first quarter release), a change in the mix of finance programs selected by customers and higher interest income earned from higher outstanding receivable balances.

In the fourth quarter Fiscal 2013, operating income increased to $267.7 million (fourth quarter Fiscal 2012: $243.9 million), up $23.8 million or 9.8%. Operating margin was 17.7% (fourth quarter Fiscal 2012: 18.0%), down 30 basis points.

·	The US division’s operating income was $227.5 million (fourth quarter Fiscal 2012: $191.0 million), up $36.5 million or 19.1%. Operating margin for the US division was 18.3% (fourth quarter Fiscal 2012: 17.5%), up 80 basis points.

·	The UK division’s operating income was $48.8 million (fourth quarter Fiscal 2012: $58.5 million), a decrease of $9.7 million or 16.6%. Operating margin for the UK division decreased by 400 basis points to 18.2% (fourth quarter Fiscal 2012: 22.2%).

In the fourth quarter Fiscal 2013, income tax expense was $94.8 million (fourth quarter Fiscal 2012: $85.8 million), an effective tax rate of 35.6% (fourth quarter Fiscal 2012: 35.4%). The increase in the fourth quarter tax rate was primarily driven by the higher proportion of profits earned in the US, where the tax rate is higher.

In the fourth quarter Fiscal 2013, net income increased by $15.2 million to $171.8 million (fourth quarter Fiscal 2012: $156.6 million), up 9.7%.

In the fourth quarter Fiscal 2013, diluted earnings per share increased by $0.33 to $2.12 (fourth quarter Fiscal 2012: $1.79), up 18.4%. The weighted average diluted number of Common Shares outstanding was 81.2 million compared to 87.3 million in the fourth quarter Fiscal 2012. The 14th week decreased diluted earnings per share for the quarter by approximately $0.02.

Fiscal 2013 Sales Highlights:

In Fiscal 2013, Signet’s total sales were $3,983.4 million, up $234.2 million or 6.2% compared to $3,749.2 million in the 52 weeks ended January 28, 2012 (“Fiscal 2012”). Same store sales¹ were up 3.3% compared to an increase of 9.0% in Fiscal 2012. eCommerce sales were $129.8 million compared to $92.3 million in Fiscal 2012, up $37.5 million or 40.6%.

·	In the US division total sales were $3,273.9 million (Fiscal 2012: $3,034.1 million), up $239.8 million or 7.9%. Same store sales¹ increased 4.0% compared to an increase of 11.1% in Fiscal 2012. Sales increases were driven by broad based strength across most merchandise categories in both Kay and Jared, as well as the Ultra acquisition. The number of merchandise transactions increased in Kay and Jared. Average merchandise transaction values were up in Kay due to changes in sales mix and down in Jared due primarily to the loss of Rolex sales. Branded differentiated and exclusive merchandise increased its participation by 110 basis points to 27.4% of the US division’s merchandise sales. This was driven by a variety of merchandise initiatives including Le Vian ® , Neil Lane Bridal ® and Neil Lane Designs™, Tolkowsky ® Diamond and Shades of Wonder™. Continued growth in bridal was also experienced. Sales in other categories were primarily driven by colored diamonds and strong growth in watches, excluding the impact of the discontinuation of Rolex. Jared same store sales of 1.6% were adversely impacted by 3.5% due to the one-time Rolex clearance event in Fiscal 2012 and the discontinuation of that watch line. eCommerce sales were $101.4 million compared to $68.5 million in Fiscal 2012, up $32.9 million or 48.0%.

·	In the UK division total sales were $709.5 million (Fiscal 2012: $715.1 million), down $5.6 million or 0.8%. Same store sales¹ increased 0.3% compared to an increase of 0.9% in Fiscal 2012. Sales performance was primarily attributed to lower traffic particularly in the fourth quarter. The UK division experienced sales growth primarily in branded fashion, bridal jewelry and fashion watches, as well as prestige watches, exclusive of Rolex, which is being offered in fewer stores in the UK. Sales decreased in nonbranded jewelry and beads. The economic environment remained challenging and customers purchased an increased amount of promotional merchandise, which reduced the effectiveness of price increases and gross margin. The continued store closing program and foreign currency fluctuations were also unfavorable to sales. eCommerce sales were $28.4 million compared to $23.8 million in Fiscal 2012, up $4.6 million or 19.3%.

			Change from previous year

Fiscal 2013	Same	Non-	Impact	Total sales at	Exchange	Total	Total
	store	same	of	constant	translation sales as		sales
	sales 1	store	53 rd	exchange	impact 3	reported	(in
		sales, net 1,2	week	rate 3,4			millions)

Kay	6.4%	1.5%	1.4%	9.3%	—	9.3%	$1,953.3
Jared	1.6%	1.7%	1.5%	4.8%	—	4.8%	$1,003.1
Regional brands	(3.4)%	(3.9)%	0.9%	(6.4)%	—	(6.4)%	$271.8

US division, excluding Ultra	4.0%	1.0%	1.4%	6.4%	—	6.4%	$3,228.2
Ultra 5	—	1.5%	—	1.5%	—	1.5%	$45.7

US division, including Ultra	4.0%	2.5%	1.4%	7.9%	—	7.9%	$3,273.9

H.Samuel	0.2%	(1.8)%	1.7%	0.1%	(0.6)%	(0.5)%	$387.0
Ernest Jones 6	0.3%	(2.7)%	1.9%	(0.5)%	(0.6)%	(1.1)%	$322.5

UK division	0.3%	(2.3)%	1.8%	(0.2)%	(0.6)%	(0.8)%	$709.5

Signet	3.3%	1.6%	1.5%	6.4%	(0.2)%	6.2%	$3,983.4

1.	As Fiscal 2013 includes 53 weeks, sales in the last week of the fiscal year were not included.

2.	Includes all sales from stores not open or owned for 12 months.

3.	Non-GAAP measure.

4.	The average US dollar to pound sterling exchange rate in Fiscal 2013 was $1.59 (Fiscal 2012: $1.60)

5.	The change from previous year for Ultra is calculated as a percentage of total US sales.

6. Includes stores selling under the Leslie Davis nameplate. Fiscal 2013 Selected Financial Highlights:

In Fiscal 2013, gross margin was $1,537.4 million (Fiscal 2012: $1,437.6 million), up $99.8 million or 6.9%. The gross margin rate increased by 30 basis points to 38.6% (Fiscal 2012: 38.3%).

·	Gross margin dollars in the US increased $113.9 million compared to Fiscal 2012, reflecting increased sales and a gross margin rate increase of 60 basis points. This improvement was primarily a result of an increase in the gross merchandise margin rate of 80 basis points principally due to favorable changes in the merchandise sales mix and pricing. The US net bad debt expense to US sales ratio was 3.7% compared to 3.4% in Fiscal 2012, reflecting the impact of a higher outstanding receivable balance credit portfolio. The performance of the credit portfolio remained strong. Leverage in store occupancy expenses also benefitted the gross margin rate.

·	Gross margin dollars in the UK decreased $14.1 million compared to Fiscal 2012, reflecting lower sales and a gross margin rate decrease of 170 basis points. This was primarily a result of a decrease in the gross merchandise margin rate of 120 basis points caused by customers’ preference for promotional merchandise in a challenging environment.

In Fiscal 2013, SGA was $1,138.3 million (Fiscal 2012: $1,056.7 million), up $81.6 million or 7.7%, and as a percentage of sales increased 40 basis points to 28.6%. The increase was primarily due to the 53rd week, which included advertising expense of $12.4 million incurred ahead of the Fiscal 2014 Valentine’s Day gift giving sales period and store and central costs of $14.3 million. In addition, the Ultra acquisition increased expense by $13.4 million in the fourth quarter. Excluding the related sales and expenses of these factors, SGA as a percentage of sales was 28.3% compared to 28.2% in Fiscal 2012.

In Fiscal 2013, other operating income, net was $161.4 million (Fiscal 2012: $126.5 million), up $34.9 million or 27.6%. This increase primarily reflected a change in the mix of finance programs selected by customers and interest income earned from higher outstanding receivable balances.

In Fiscal 2013, operating income increased to $560.5 million (Fiscal 2012: $507.4 million), up $53.1 million or 10.5%. Operating margin was 14.1% (Fiscal 2012: 13.5%), up 60 basis points.

·	The US division’s operating income was $547.8 million (Fiscal 2012: $478.0 million), up $69.8 million or 14.6%. Operating margin for the US division was 16.7% (Fiscal 2012: 15.8%), up 90 basis points.

·	The UK division’s operating income was $40.0 million (Fiscal 2012: $56.1 million), a decrease of $16.1 million or 28.7%. Operating margin for the UK division declined by 220 basis points to 5.6% (Fiscal 2012: 7.8%).

In Fiscal 2013, income tax expense was $197.0 million (Fiscal 2012: $177.7 million). The effective tax rate was 35.4% (Fiscal 2012: 35.4%).

In Fiscal 2013, net income increased by $35.5 million to $359.9 million (Fiscal 2012: $324.4 million), up 10.9%.

In Fiscal 2013, diluted earnings per share increased by $0.62 to $4.35 (Fiscal 2012: $3.73), up 16.6%. The weighted average diluted number of Common Shares outstanding was 82.8 million compared to 87.0 million in Fiscal 2012. The 53rd week decreased diluted earnings per share for the year by approximately $0.02.

Balance Sheet and Other Highlights at February 2, 2013:

·	Cash and cash equivalents were $301.0 million compared to $486.8 million as of January 28, 2012, with the major reasons for the change being the execution of the share repurchase program during the first half of Fiscal 2013, the acquisition of Ultra and the payment of quarterly dividends.

·	No shares were repurchased in the fourth quarter of Fiscal 2013. In the 53 weeks ended February 2, 2013, Signet repurchased 6.4 million shares at an average cost of $44.70 per share, which represented 7.4% of the shares outstanding at the start of Fiscal 2013. As of February 2, 2013, $50.1 million remained authorized for repurchase under the program which expires in January 2014.

·	Net accounts receivable were $1,205.3 million, up 10.8% compared to $1,088.2 million as of January 28, 2012. This was driven by higher US sales and credit participation. The Fiscal 2013 credit participation rate was 56.9% compared to 56.1% in Fiscal 2012.

·	Net inventories were $1,397.0 million, up 7.1%, compared to $1,304.1 million as of January 28, 2012. The increase was due to the Ultra acquisition, the impact of higher commodity costs and strategic investments partially offset by management actions to improve inventory turn.

			Kay				US		Signet
Store Count	Kay Mall¹	Kay Off-mall¹	Total	Jared	Regionals	Ultra²	Total	UK	Total

Jan 28, 2012	766	154	920	183	215	\	1,318	535	1,853
Openings	8	38	46	7	\	110	163	\	163
Closures	(11)	(6)	(17)	\	(21)	\	(38)	(24)	(62)

Feb 2, 2013	763	186	949	190	194	110	1,443	511	1,954

1.	Includes five mall stores that relocated to an off-mall location in Fiscal 2013.

2.	Excludes 33 Ultra licensed jewelry departments.

Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

Dividends:

Reflecting the Board’s confidence in the strength of the business, the Company’s ability to invest in growth initiatives, and the Board’s commitment to building long-term shareholder value, a 25% increase in the quarterly cash dividend from $0.12 to $0.15 per Signet Common Share has been declared for the first quarter of Fiscal 2014 (first quarter Fiscal 2013: $0.12), payable on May 29, 2013 to shareholders of record on May 3, 2013, with an ex-dividend date of May 1, 2013.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET (12:30 p.m. GMT and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation is available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

US dial-in:	+1 (847) 585 4405	Access code:	34333836
International dial-in:	+44 (0) 20 3147 4818	Access code:	34333836

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

Contact:	James Grant, VP Investor Relations, Signet Jewelers	+1 (330) 668 5412
Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682 8224

Key Investor Relations Events:
April 9	Telsey Advisory Group Consumer Conference
April 12	Citi Diamond Day
April 30	Barclays Retail and Consumer Discretionary Conference

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “believes,” “anticipates,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, and changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2013. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Consolidated Income Statements

	14 weeks	13 weeks	53 weeks	52 weeks
	ended	ended	ended	ended
	February 2,	January 28,	February 2,	January 28,
(in millions, except per share amounts)	2013	2012	2013	2012

Sales	$1,513.3	$1,353.8	$3,983.4	$3,749.2
Cost of sales	(876.2)	(790.6)	(2,446.0)	(2,311.6)

Gross margin	637.1	563.2	1,537.4	1,437.6
Selling, general & administrative expenses	(410.9)	(348.8)	(1,138.3)	(1,056.7)
Other operating income, net	41.5	29.5	161.4	126.5

Operating income	267.7	243.9	560.5	507.4
Interest expense, net	(1.1)	(1.5)	(3.6)	(5.3)

Income before income taxes	266.6	242.4	556.9	502.1
Income taxes	(94.8)	(85.8)	(197.0)	(177.7)

Net income	$171.8	$156.6	$359.9	$324.4

Earnings per share – basic	$2.13	$1.81	$4.37	$3.76
– diluted	$2.12	$1.79	$4.35	$3.73

Weighted average common shares outstanding – basic	80.7	86.4	82.3	86.2
– diluted	81.2	87.3	82.8	87.0

(as a percent to sales)

	14 weeks	13 weeks	53 weeks	52 weeks
	ended	ended	ended	ended
	February 2,	January 28,	February 2,	January 28,
	2013	2012	2013	2012

Sales	100.0	100.0	100.0	100.0
Cost of sales	(57.9)	(58.4)	(61.4)	(61.7)

Gross margin	42.1	41.6	38.6	38.3
Selling, general & administrative expenses	(27.1)	(25.8)	(28.6)	(28.2)
Other operating income, net	2.7	2.2	4.1	3.4

Operating income	17.7	18.0	14.1	13.5
Interest expense, net	(0.1)	(0.1)	(0.1)	(0.1)

Income before income taxes	17.6	17.9	14.0	13.4
Income taxes	(6.3)	(6.3)	(5.0)	(4.7)

Net income	11.3	11.6	9.0	8.7

Consolidated Balance Sheets

	February 2,	January 28,
(in millions, except per share amounts)	2013	2012

Assets

Current assets:
Cash and cash equivalents	$301.0	$486.8
Accounts receivable, net	1,205.3	1,088.2
Other receivables	42.1	44.3
Other current assets	85.9	92.0
Deferred tax assets	1.6	0.9
Inventories	1,397.0	1,304.1

Total current assets	3,032.9	3,016.3

Non-current assets:
Property and equipment, net of accumulated depreciation of $724.1
million and $681.0 million, respectively	430.4	383.4
Other assets	99.9	71.7
Deferred tax assets	104.1	108.5
Retirement benefit asset	48.5	31.5

Total assets	$3,715.8	$3,611.4

Liabilities and Shareholders’ equity

Current liabilities:
Accounts payable	$155.9	$182.6
Accrued expenses and other current liabilities	326.4	308.4
Deferred revenue	159.7	154.1
Deferred tax liabilities	129.6	135.0
Income taxes payable	97.1	77.9

Total current liabilities	868.7	858.0

Non-current liabilities:
Other liabilities	108.3	100.3
Deferred revenue	408.9	374.0

Total liabilities	1,385.9	1,332.3

Shareholders’ equity:

Common shares of $0.18 par value: authorized 500 million shares, 81.4 million
shares outstanding (2012: 86.9 million shares outstanding)	15.7	15.6

Additional paid-in capital	246.3	230.9
Other reserves	235.2	235.2
Treasury shares at cost: 5.8 million shares (2012: 0.3 million shares)	(260.0)	(12.7)
Retained earnings	2,268.4	1,969.3
Accumulated other comprehensive loss	(175.7)	(159.2)

Total shareholders’ equity	2,329.9	2,279.1

Total liabilities and shareholders’ equity	$3,715.8	$3,611.4

Consolidated Statements of Cash Flows

	14 weeks	13 weeks	53 weeks	52 weeks
	ended	ended	ended	ended
	February 2,	January 28,	February 2,	January 28,
(in millions, except per share amounts)	2013	2012	2013	2012

Cash flows from operating activities
Net income	$171.8	$156.6	$359.9	$324.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	29.0	25.1	99.4	92.4
Pension expense	0.8	0.8	3.2	3.3
Share-based compensation	4.3	4.7	15.7	17.0
Deferred taxation	(1.7)	27.1	4.3	29.3
Excess tax benefit from exercise of stock options	(7.4)	(3.9)	(7.4)	(3.9)
Facility amendment fee amortization and charges	0.1	0.2	0.4	1.9
Other non-cash movements	0.3	1.2	(1.4)	0.3
Changes in operating assets and liabilities:
Increase in accounts receivable	(207.4)	(197.2)	(117.1)	(152.5)
Increase in other receivables and other assets	(1.0)	(26.4)	(1.3)	(17.8)
(Increase) decrease in other current assets	(26.1)	(1.6)	(5.2)	1.8
Decrease (increase) in inventories	142.1	96.3	(65.7)	(115.2)
(Decrease) increase in accounts payable	(72.2)	(3.0)	(39.6)	57.2
Increase in accrued expenses and other liabilities	52.9	44.2	13.4	26.5
Increase in deferred revenue	42.7	38.3	40.6	28.9
Increase in income taxes payable	88.2	51.7	27.2	43.3
Pension plan contributions	(3.4)	(3.4)	(13.7)	(14.2)
Effect of exchange rate changes on currency swaps	(0.5)	0.9	—	2.5

Net cash provided by operating activities	212.5	211.6	312.7	325.2

Investing activities
Purchase of property and equipment	(33.3)	(24.8)	(134.2)	(97.8)
Acquisition of Ultra Stores, Inc., net of cash received	(56.7)	—	(56.7)	—

Net cash used in investing activities	(90.0)	(24.8)	(190.9)	(97.8)

Financing activities
Dividends paid	(9.8)	(8.7)	(38.4)	(8.7)
Proceeds from issuance of common shares	13.6	5.0	21.6	10.6
Excess tax benefit from exercise of stock options	7.4	3.9	7.4	3.9
Repurchase of common shares	—	(12.7)	(287.2)	(12.7)
Net settlement of equity based awards	(0.4)	—	(11.5)	—
Credit facility fees paid	—	(0.4)	—	(2.1)
Repayment of short-term borrowings	—	(33.4)	—	(31.0)

Net cash provided by (used in) financing activities	10.8	(46.3)	(308.1)	(40.0)

Effect of exchange rate changes on cash and cash equivalents	1.7	(3.3)	0.5	(2.7)

Cash and cash equivalents at beginning of period	166.0	349.6	486.8	302.1
Increase (decrease) in cash and cash equivalents	133.3	140.5	(186.3)	187.4

Cash and cash equivalents at end of period	$301.0	$486.8	$301.0	$486.8